Exhibit 99.2

DEFINITIONS

As used in this Exhibit 99.2, except where noted or the context otherwise requires:

•	“Acquisition” refers to our pending acquisition of ARRIS;

•

“Acquisition Agreement” refers to the bid conduct agreement by and between Holdings and ARRIS, dated as of November 8, 2018, as amended, supplemented or otherwise modified from time to time, pursuant to which Holdings has agreed to acquire, directly or indirectly, all of the outstanding equity interests of ARRIS;

•	“Acquisition Closing Date” refers to the closing date of the Acquisition;

•

“Adjusted EBITDA” means operating income, adjusted to eliminate amortization, depreciation, restructuring costs, asset impairment, equity-based compensation, integration and transaction costs and other items that we believe are useful to exclude in the evaluation of operating performance from period to period because these items are not representative of our or ARRIS’ core business, as applicable;

•	“ARRIS” refers to ARRIS International plc, a public limited company organized under the laws of England and Wales, and its subsidiaries prior to the Acquisition

•	“Carlyle” refers to Carlyle Partners VII S1 Holdings, L.P., as purchaser of the Preferred Equity;

•	“CommScope” refers to CommScope, Inc., a Delaware corporation and a direct subsidiary of Holdings;

•	“Escrow Issuer” refers to CommScope Finance LLC, a Delaware limited liability company and newly formed, direct, wholly owned subsidiary of CommScope;

•	“Existing Term Loan Facility” refers to our senior secured term loan facility, as amended and restated or otherwise modified to the Acquisition Closing Date;

•	“GAAP” refers to generally accepted accounting principles in the United States;

•

“Guarantors” refers, with respect to the Unsecured Notes, to each of the Issuer’s existing and future wholly owned domestic restricted subsidiaries that is an obligor under the credit agreements governing our New Senior Secured Credit Facilities, as amended, supplemented or otherwise modified from time to time, or certain capital markets indebtedness and, with respect to the Secured Notes, to Holdings and each of the Issuer’s existing and future wholly owned domestic restricted subsidiaries that is an obligor under the credit agreements governing our New Senior Secured Credit Facilities, as amended, supplemented or otherwise modified from time to time, or certain capital markets indebtedness;

•	“Holdings” refers to CommScope Holding Company, Inc., a Delaware corporation, the direct parent of the Issuer and a Guarantor of the Secured Notes;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act, as amended;

•	“Indentures” refers collectively to the Unsecured Notes Indenture and the Secured Notes Indenture;

•

“Initial Purchasers” refers collectively to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Mizuho Securities USA LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, SMBC Nikko Securities America, Inc., Carlyle Capital Solutions and Regions Securities LLC;

•

“Investment Agreement” refers to the investment agreement by and between Holdings and Carlyle, dated as of November 8, 2018, relating to the issuance and sale to Carlyle, on the Acquisition Closing Date, of the Preferred Equity for an aggregate purchase price of $1,000.0 million;

•	“Issue Date” refers to the closing date of the offering of the Notes;

•	“Issuer” refers, prior to the Acquisition Closing Date, to the Escrow Issuer, and after the Acquisition Closing Date, to CommScope;

•

“LTM Period” refers to the 12-month period ended September 30, 2018, which, with respect to financial information, has been derived by subtracting the unaudited statements of operations and cash flow data for the nine-month period ended September 30, 2017 from the audited statements of operations and cash flow data for the year ended December 31, 2017 and then adding the unaudited statements of operations and cash flow data for the nine-month period ended September 30, 2018;

•

“New Senior Secured Credit Facilities” refers, collectively, to (a) our new senior secured first-lien term loan facility in an aggregate principal amount equal to $3,869.0 million (our “New Term Loan Facility”) and (b) our new senior secured asset-based revolving credit facility in an amount of up to $1,000.0 million, subject to borrowing base capacity (the “New Revolving Credit Facility”);

•	“Notes” refers collectively to the Unsecured Notes and the Secured Notes;

•	“OEMs” refers to original equipment manufacturers;

•	“OID” refers to original issue discount;

•

“Preferred Equity” refers to the 1,000,000 shares of Holdings’ Series A Convertible Preferred Stock, par value $0.01 per share, to be issued to Carlyle on the Acquisition Closing Date for an aggregate purchase price of $1,000.0 million, or $1,000 per share;

•	“Pro Forma Adjusted EBITDA” means our Adjusted EBITDA combined with ARRIS’ Adjusted EBITDA, further adjusted to reflect certain unrealized expected synergies from the Acquisition;

•	“R&D” refers to research and development;

•	“RSUs” refers to restricted stock units or other similar awards;

•

“Secured Notes” refers collectively to the $1,000,000,000 aggregate principle amount of senior secured notes due 2024 (the “2024 Secured Notes”) and $1,000,000,000 aggregate principal amount of senior secured notes due 2026 (the “2026 Secured Notes”) that are being offered by the Issuer;

•

“Secured Notes Indenture” refers to the indenture that will govern the Secured Notes, to be dated as of the Issue Date, as amended or supplemented from time to time, among the Issuer, the guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent;

•

“Transactions” refers collectively to the Acquisition, the entry into and borrowings under the New Senior Secured Credit Facilities, the issuance and sale of the Preferred Equity, the offering of the Notes (including funding into and release from escrow, if applicable), the use of proceeds from such borrowings, the Preferred Equity and the Notes, the payment of fees and expenses in connection with the foregoing and any related transactions;

•	“Unsecured Notes” refers to the $1,000,000,000 aggregate principal amount of senior notes due 2027 that are being offered by the Issuer;

•

“Unsecured Notes Indenture” refers to the indenture that will govern the Unsecured Notes, to be dated as of the Issue Date, as amended or supplemented from time to time, among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee; and

•

“we,” “us,” “our,” “our company” and “our business” refer to, under the section of this Exhibit 99.2 entitled “Risk Factors,” Holdings and its subsidiaries on a pro forma basis after giving effect to the Transactions and under the section of this Exhibit 99.2 entitled “Unaudited Pro Forma Condensed Combined Financial Information,” Holdings and its consolidated subsidiaries prior to the Transactions.

RISK FACTORS

Risks Related to our Business

Our business is dependent on capital spending for data and communication networks, and reductions in such capital spending could adversely affect our business.

Our performance is dependent on capital spending for constructing, rebuilding, maintaining or upgrading data and communication networks, which can be volatile and difficult to forecast. Capital spending in the communications industry is cyclical and can be curtailed or deferred on short notice. A variety of factors affect the timing and amount of capital spending in the communications industry, including:

•	competing technologies;

•	general economic conditions;

•	foreign currency fluctuations;

•	seasonality of outside deployments;

•	timing and adoption of the global rollout of new technologies;

•	customer-specific financial or general market conditions;

•	changes in customer preferences or requirements;

•	availability and cost of capital;

•	governmental regulation;

•	demands for network services;

•	competitive pressures, including pricing pressures;

•	customer acceptance of new services offered;

•	industry consolidation; and

•	real or perceived trends or uncertainties in these factors.

Several of our customers have accumulated significant levels of debt. These high debt levels, coupled with the volatility in the capital markets, may impact their access to capital in the future, or reduce the amounts they spend on purchasing additional equipment from us. Even if the financial health of our customers remains intact, these customers may not purchase new equipment at levels we have seen in the past or expect in the future. We cannot predict the impact, if any, of any softening or downturn in the national or global economy or of specific customer financial challenges on our customers’ expansion and maintenance expenditures. As a result of these factors, we may not be able to maintain or increase our sales in the future, and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

A substantial portion of our business is derived from a limited number of key customers and channel partners.

Our customer base includes direct customers, original equipment manufacturers and channel partners, which include distributors, system integrators and value-added resellers. For the LTM Period, on a pro forma basis after giving effect to the Transactions, we would have derived approximately 21% of our consolidated net sales from our top two direct customers. The concentration of our net sales with these key customers subjects us to a variety of risks including:

•	lower sales that could result from the loss of one or more of our key customers;

•	less efficient operations that could result in higher costs from an inability to accurately forecast and plan for volatile spending patterns of key customers;

•	renegotiations of agreements with key customers resulting in materially less favorable terms;

•

financial difficulties experienced by one or more of our key customers, that could result in reduced purchases of our products and/or delays or difficulties in collecting accounts receivable balances; and

•	election by our key customers to purchase products from our competitors in order to diversify their supplier base and dual-source key products, resulting in reduced purchases of our products.

We generally have no minimum purchase commitments with any of our distributors, system integrators, value-added resellers, operators or original equipment manufacturers or other customers, and our contracts with these parties do not prohibit them from purchasing or offering products or services that compete with ours. Although we maintain long-term relationships with these parties and have not historically lost key customers, we have experienced variability in the level of purchases by our key customers. Any significant reduction in sales to these customers, including as a result of the inability or unwillingness of these customers to continue purchasing our products, could materially and adversely affect our business, financial condition, results of operations and cash flows.

Also, many of our service provider or larger enterprise customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These end customers may require us to develop additional product features and may require penalties for non-performance of or delays in performing certain obligations, such as delivery, outages or response time. The leverage held by these large end customers could result in lower revenues and gross margins.

We depend on channel partners to sell our products in certain regions and are subject to risks associated with these arrangements.

We utilize distributors, value-added resellers, system integrators, manufacturers’ representatives and other channel partners to sell our products to certain customers and in certain geographic regions to improve our access to these customers and regions and to lower our overall cost of sales and post-sales support. Our sales through channel partners are subject to a number of risks, including:

•	the ability of our selected channel partners to effectively sell our products to end customers;

•	our ability to continue channel partner arrangements into the future since most are for a limited term and subject to mutual agreement to extend;

•	a reduction in gross margins realized on sale of our products;

•	possible non-compliance by our channel partners with our policies and procedures as well as applicable laws; and

•	a diminution of contact with end customers which, over time, could adversely impact our ability to develop new products that meet customers’ evolving requirements.

We face competitive pressures with respect to all of our major product groups.

Competition in our industry depends on a number of factors, including innovative product and service solution offerings, the ability to adapt to changing markets and customer preferences, product and service quality, timing of the introduction of new products and services, speed of delivery, pricing, customer service and the total customer experience. In each of our major product groups, we compete with a substantial number of foreign and domestic companies, some of which have greater financial, technical, marketing and other resources or lower operating costs. They may also have broader product offerings and market focus. This gives many of these enterprises a competitive advantage to withstand any significant reduction in capital spending by customers in our markets over the long term. In some instances, our customers themselves may be our competition. Some of our customers may develop their own software requiring support within our products and/or may design and develop products of their own that are produced to their own specifications directly by a contract manufacturer. Further, our industry continues to consolidate, and the combination of any of our competitors could further increase these advantages and result in competitors with broader market presence.

Some competitors may be able to bundle their products and services together and may be capable of delivering more complete solutions that better meet customer preferences than we are able to provide, which may cause us to lose sales opportunities and revenue. Competitors’ actions, such as price reductions, acceptance of high-risk contractual terms or the introduction of new, innovative products and services, and the use of exclusively price-driven auctions by customers have caused lost sales opportunities in the past and may cause us to lose sales opportunities in the future. The rapid technological changes occurring in the communications industry could also lead to the entry of new competitors against whom we may not be able to compete successfully. For example, as networks become more virtualized, the functionality of our products is at risk of being subsumed by competitors who utilize software to provide the same functions as our products. A related trend that could affect us is the emerging interest in distributed access architectures (“DAA”), which disaggregates some of the functions of the converged cable access platform (“CCAP”) and the access and transport platforms to enable deployment of these functions in ways that could reduce traditional operator capital expenditures in hybrid fiber-coaxial. We have developed and deployed a line of DAA products but some operators may not be aligned on the specific implementations of DAA and we could lose market share to competitors. Service providers also have the goal of virtualizing CCAP management and control functions as they deploy DAA, and while we are developing a fully virtualized CCAP product, this could potentially enable new competitors to enter the market and reduce operator dependence on our products. Service providers also have the goal of virtualizing CCAP management and control functions as they deploy DAA as well, potentially enabling new competitors to enter the market and reducing their dependence on our products. If any of our competitors’ products or technologies were to become the industry standard, our business would be negatively affected.

Further, if we are unable to transform our business processes to support changing customer expectations and deliver a superior total customer experience, we may lose sales opportunities in the future. Changes in trade policies could decrease the price competitiveness of our products and/or increase our operating costs.

We cannot assure you that we will continue to compete successfully with our existing competitors or with new competitors. If we are unable to compete in any of our markets at the same level as we have in the past or are forced to reduce the prices of our products in order to continue to be competitive, our operating results, financial condition and cash flows could be materially and adversely affected.

Consolidations in the broadcast and broadband communication systems industry could have a material adverse effect on our business.

The broadcast and broadband communication systems industry has historically experienced, and continues to experience, the consolidation of many industry participants. When consolidations occur, it is possible that the acquirer will not continue using the same suppliers, which could result in immediate or future elimination of sales opportunities for us. Even if sales are not reduced, consolidations also could result in delays in purchasing decisions by the affected companies prior to completion of the transaction. Further, even if we believe we will receive additional sales from a customer following a transaction as a result of, for example, typical network upgrades that follow combinations or otherwise, no assurance can be provided that such anticipated sales will be realized. In addition, consolidations can result in increased pressure from customers for lower prices or better terms, reflecting the increase in the total volume of products purchased or the elimination of a price differential between the acquiring customer and the company acquired. Any of these results could have a material adverse effect on our business.

Changes to the regulatory environment in which our customers operate may negatively impact our business.

The telecommunications and cable television industries are subject to significant and changing federal and state regulation, both in the United States and other countries. We have benefited from government programs that encourage spending on initiatives that utilize our products. Changes to the way in which Internet service providers are regulated, changes in government programs in our industry or uncertainty regarding future changes could adversely impact our customers’ decisions regarding capital spending, which could decrease demand for our products. Decreased demand for our products could materially and adversely affect our operating results, financial condition and cash flows.

Our future success depends on our ability to anticipate and adapt to changes in technology and customer preferences and develop, implement and market innovative solutions.

Many of our markets are characterized by advances in information processing and communications capabilities that require increased transmission speeds and density and greater bandwidth. These advances require significant investments in R&D in order to improve the capabilities of our products and services and develop new offerings or solutions that will meet the needs and preferences of our customers. There can be no assurance that our investments in R&D will yield marketable product innovations.

We may not be successful in our ongoing innovation efforts if, among other things, our products and services are not cost effective, brought to market in a timely manner, compliant with evolving industry standards, accepted in the market or recognized as meeting customer requirements. We could experience a material adverse effect on our results of operations, financial condition and cash flows if we are not successful in our ongoing innovation efforts.

In addition, the introduction of new or enhanced products requires that we carefully manage the transition from older products to minimize disruption in customer ordering practices and ensure that new products can be timely delivered to meet our customers’ demand. As a result, we may not be successful in modifying our current products or introducing new products in a timely or appropriately responsive manner, or at all. Failure to continually respond to changing customer preferences, maintain a positive customer experience, address changes successfully or maintain an adequate digital platform could have a material adverse impact on our business through lost sales opportunities.

As our products become more complex and customer preferences continue to change, we may encounter difficulties in meeting customer preferences, including performance, service and delivery expectations. Developing our products is expensive, complex and involves uncertainties. Each phase in the development of our products presents serious risks of failure, rework or delay, any one of which could impact the timing and cost-effective development of such product and could jeopardize end customer acceptance of the product. We have experienced in the past, and may in the future experience, design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. Any such difficulties or delays could have a material adverse effect on our results of operations, financial condition and cash flows.

Products currently under development may fail to realize anticipated benefits.

Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for our products. The technology applications that we currently are developing are subject to technological, supply chain, product development and other related risks that could delay successful delivery. The markets in which we operate are subject to a rapid rate of technological change, reflected in increased development and manufacturing complexity and increasingly demanding customer requirements, all of which can result in unforeseen delivery problems. Even if the products in development are successfully brought to market, they may be late or not widely used, or we may not be able to capitalize successfully on the developed technology.

If we do not stay current with product life cycle developments, our business may suffer.

To compete successfully, we must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to develop or introduce these products successfully if such products:

•	are not cost-effective;

•	are not brought to market in a timely manner;

•	fail to achieve market acceptance; or

•	fail to meet industry certification standards.

In order to stay current with product life cycle developments, we have formed strategic relationships with leading technology companies to provide us with early access to technology that we believe will help keep us at the forefront of our industry. Our strategic alliances are generally based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time, and the loss of any such strategic relationship could have a material adverse effect on our business and results of operations.

In addition, a significant portion of our revenues is dependent on the commercial deployment of technologies based on 3G and 4G wireless communications equipment and products. If we are not able to support our customers in an effective and cost-efficient manner as they advance from older generation networks or as they expand the capacity of their networks, our business will suffer. If we do not have competitively priced, market-accepted products available to meet our customers’ planned roll-out of 5G wireless communications systems, we may miss a significant opportunity and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Furthermore, there are several major trends that we expect to continue to impact the enterprise market and product life cycles. Enterprises are shifting toward mobility indoors and adjusting in-building cabling designs to support Wi-Fi, more access points and in-building cellular applications. Due to significant increases in data traffic and migrations of applications to the cloud, enterprises are also shifting spending toward multi-tenant data centers and hyperscale cloud service providers, which offer cloud data centers services as a replacement to in-house corporate data centers. As a result, there is growing demand for fiber solutions and decelerating demand for copper solutions. If we are unable to continue to support customers in these transitions, or if sales of copper products decline faster than expected, we could experience a material adverse effect on our results of operations, financial condition and cash flows.

Additionally, our competitors may develop similar or alternative technologies that, if successful, could have a material adverse effect on us.

If our Enterprise Networks segment products do not interoperate with cellular networks and mobile devices, future sales of our products could be negatively affected.

Our Enterprise Networks segment products are designed to interoperate with cellular networks and mobile devices using Wi-Fi technology. These networks and devices have varied and complex specifications. As a result, we must attempt to ensure that our products interoperate effectively with these existing and planned networks and devices. To meet these requirements, we must continue to undertake development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, orders for our products could be delayed or cancelled, which would harm our revenue, operating results and reputation, potentially resulting in the loss of existing and potential end customers. The failure of our products to interoperate effectively with cellular networks or mobile devices may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. In addition, our end customers may require our products to comply with new and rapidly evolving security or other certifications and standards. If our products are late in achieving or fail to achieve compliance with these certifications and standards, or our competitors achieve compliance with these certifications and standards, such end customers may not purchase our products, which would harm our business, operating results, financial condition and cash flows.

Our business depends on effective management information systems.

We rely on effective management information systems for critical business operations, to support strategic business decisions and to maintain a competitive edge in the marketplace.

We rely on our enterprise resource planning (“ERP”) systems to support critical business operations such as processing sales orders and invoicing, manufacturing, shipping, inventory control, purchasing and supply chain management, human resources and financial reporting. With respect to our Customer Premises Equipment, Network & Cloud and Enterprise Networks segments, we have initiated the process of upgrading our ERP software solution to a newer, cloud-based version. We expect the upgrade to be completed in 2019. Implementation of the upgraded solution will have a significant impact on our business processes and information systems. The transition will require significant change management, meaningful investment in capital and personnel resources and coordination of numerous software and system providers and internal business teams. We may experience difficulties as we manage these changes and transition to the upgraded systems, including loss or corruption of data, delayed shipments, decreases in productivity as personnel implement and become familiar with new systems and processes, unanticipated expenses (including increased costs of implementation or costs of conducting business) and lost revenues. Difficulties in implementing the upgraded solution or significant system failures could disrupt our operations, divert management’s attention from key strategic initiatives and have an adverse effect on our capital resources, financial condition, results of operations or cash flows. In addition, any delays in completing the upgrade process could exacerbate these transition risks as well as expose us to additional risks in the event that the support for our existing ERP software solution is reduced or eliminated.

We also rely on management information systems to produce information for business decision-making and planning and to support e-commerce activities. Failure to maintain an adequate digital platform or to make additional investment in our digital platform to support e-commerce activities and improve our customer experience could have a material adverse impact on our business through lost sales opportunities.

If we are unable to maintain our management information systems, including our IT infrastructure, to support critical business operations, produce information for business decision-making activities and support e-commerce activities, we could experience a material adverse impact on our business or an inability to timely and accurately report our financial results.

Cyber-security incidents, including data security breaches, ransomware or computer viruses, could harm our business by exposing us to various liabilities, disrupting our delivery of products and services and damaging our reputation.

We rely extensively on our management information technology systems and those of third parties to operate our business and store proprietary information about our products and intellectual property. Additionally, we and others acting on our behalf receive, process, store and transmit confidential data, including “personally identifiable information,” with respect to employees, vendors, customers and others. As the recent rise in cyber-security incidents around the world indicates, all management information technology systems are vulnerable. Despite the security controls we have in place, our facilities, systems and procedures, and those of our third-party service providers, are at risk of security breaches, acts of vandalism, ransomware, software viruses, misplaced or lost data, programming and/or human errors or other similar events. In particular, unauthorized access to our computer systems or stored data could result in the theft or improper disclosure of proprietary, confidential or sensitive information, the deletion or modification of records or interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including transmissions over the Internet or other electronic networks. We employ a variety of security breach countermeasures and security controls designed to mitigate these risks, but we cannot guarantee that all breach attempts can be successfully thwarted by these measures as the sophistication of attacks increases. As cyber threats continue to evolve, we may be required to expend additional resources to mitigate new and emerging threats while continuing to enhance our information security capabilities or to investigate and remediate security vulnerabilities.

In addition, defects in some of the hardware or software we develop and sell, or in their implementation by our customers, could also result in unauthorized access to our customers’ and/or consumers’ networks. Any such events could result in theft of trade secrets and intellectual property; give rise to legal proceedings; cause us to incur increased costs for insurance premiums, security, remediation and regulatory compliance; subject us to civil and criminal penalties; expose us to liabilities to our customers, employees, vendors, governmental authorities or other third parties; allow others to unfairly compete with us; disrupt our delivery of products and services; expose the confidential information of our clients and others; and have a negative impact on our reputation, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our integrated global manufacturing operations suffer production or shipping delays, we may have difficulty meeting customer demands.

Disruption of our ability to produce at or distribute from our facilities could adversely affect our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner. In particular, some of our manufacturing facilities rely on aging production equipment and information technology infrastructure, and if we fail to properly maintain or update this equipment, it could affect our ability to manufacture or ship products. Other disruptions, including labor disturbances, fire, electrical outage, natural disaster, acts of violence or terrorism, shipping interruptions or some other catastrophic event could adversely affect our ability to manufacture products at our other manufacturing facilities in a cost-effective and timely manner, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because of the nature of information that may pass through or be stored on our solutions or networks, we and our end customers may be subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection and other matters and violations of these complex and dynamic laws, rules and regulations may result in claims, changes to our business practices, monetary penalties, increased costs of operations and/or other harms to our business.

Globally, there has been an increase in laws and regulatory action relating to privacy-related matters. Some of these laws impose requirements for the handling of personal data, including data of employees, consumers and business contacts. For example, several U.S. states have adopted legislation requiring companies to protect the security of personal information that they collect from consumers over the Internet, and more states may adopt similar legislation in the future. Foreign data protection, privacy and other laws and regulations can be more restrictive than those in the United States. For example, in 2016, the EU Parliament approved the EU General Data Protection Regulation (“GDPR”), which became effective in May 2018. GDPR was designed to harmonize data privacy laws across Europe, to protect and empower all EU citizens’ data privacy and to reshape the way organizations across the region approach data privacy. Compliance with GDPR has required changes to existing products, designs of future products, internal and external software systems, including our websites, and changes to many company processes and policies. Failure to comply with GDPR could cause significant penalties and loss of business.

In addition, some countries are considering or have passed legislation requiring local storage and processing of data. For example, Brazil and India have each adopted such laws that will become effective in January 2020. These new and proposed laws could increase the cost and complexity of offering our solutions or maintaining our business operations in those jurisdictions. The introduction of new solutions or expansion of our activities in certain jurisdictions may subject us to additional laws and regulations. Our channel partners and end customers also may be subject to such laws and regulations in the use of our products and services.

These U.S. federal and state and foreign laws and regulations, which often can be enforced by private parties or government entities, are constantly evolving. In addition, the application and interpretation of these laws and regulations are often uncertain, may be interpreted and applied inconsistently from country to country and with our current policies and practices and may be contradictory with each other. For example, a government entity in one jurisdiction may demand the transfer of information forbidden from transfer by a government entity in another jurisdiction. If our actions were determined to be in violation of any of these disparate laws and regulations, in addition to the possibility of fines, we could be ordered to change our data practices, which could have an adverse effect on our business and results of operations and financial condition. There is also a risk that we, directly or as the result of a third-party service provider we use, could be found to have failed to comply with the laws or regulations applicable in a jurisdiction regarding the collection, handling, transfer, disposal or consent to the use of personal data, which could subject us to fines or other sanctions, as well as adverse reputational impact.

Compliance with these existing and proposed laws and regulations can be costly, increase our operating costs and require significant management time and attention, and failure to comply can result in negative publicity and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices. Customers may demand or request additional functionality in our products or services that they believe are necessary or appropriate to comply with such laws and regulations, which can cause us to incur significant additional costs and can delay or impede the development of new solutions. In addition, there is a risk that failures in systems designed to protect private, personal or proprietary data held by us or our customers using our solutions will allow such data to be disclosed to or seen by others, resulting in application of regulatory penalties, enforcement actions, remediation obligations, private litigation by parties whose data were improperly disclosed or claims from our customers for costs or damages they incur.

Capacity constraints with respect to our internal facilities and/or existing or new contract manufacturers could have an adverse impact on our business.

We internally produce, both domestically and internationally, a portion of the components used in our finished products. We also rely on third-party contract manufacturers, both domestically and internationally, to produce certain products or key components of products. If we do not have sufficient production capacity, either through our internal facilities or independent contract manufacturers, or if we cannot ramp up capacity for complex products fast enough to meet customer demand, we may experience lost sales opportunities, lost market share and customer relations problems, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

This risk is exacerbated by the fact that a significant portion of our customers’ purchases are discretionary, which makes accurately forecasting our sales difficult. In addition, our customers have increasingly submitted their purchase orders less evenly over the course of each quarter, and lead times for manufacturing products have increased from where they have historically been. The combination of our dependence on relatively few key customers and the award by those customers of irregular but sizeable orders, together with the size of our operations, make it difficult to forecast sales and can result in revenue volatility, which could further result in maintaining inventory levels that are not optimal for our ultimate needs and could have a negative impact on our business.

Our gross margins and operating margins will vary over time.

We expect our product gross margins to vary over time and may be adversely affected in the future by numerous factors, including customer, product and geographic mix shifts; the introduction of new products; customer acceptance of designed products with a lower cost to us; fluctuations in our license sales or services we provide; changes in the actions of our competitors; currency fluctuations that impact our costs or the cost of our products and services to our customers; tariffs; increases in material, labor or inventory carrying costs; and increased costs due to changes in component pricing. We will continue to focus on increasing revenues and operating margins and managing our operating expenses; however, no assurance can be provided that we will be able to achieve all or any of these goals.

The continued industry move to open standards may impact our future results.

Our industry has and will continue to demand products based on open standards. The move toward open standards is expected to increase the number of providers that will offer services to the market. This trend is also expected to increase the number of competitors who are able to supply products to service providers and the enterprise market and drive down the capital costs. These factors may adversely impact both our future revenues and margins. In addition, many of our customers participate in “technology pools” and increasingly request that we donate a portion of our source code used by the customer to these pools, which may impact our ability to recapture the R&D investment made in developing such code.

We believe that we will be increasingly required to work with third-party technology providers. As a result, we expect the shift to more open standards may require us to license software and other components indirectly to third parties via various open-source or royalty-free licenses. In some circumstances, our use of such open-source technology may include technology or protocols developed by standards settings bodies, other industry forums or third-party companies. The terms of the open-source licenses granted by such parties, or the granting of royalty-free licenses, may limit our ability to commercialize products that utilize such technology, which could have a material adverse effect on our results.

Our sales may be impacted as a result of changes in public funding for the U.S. federal government and educational institutions.

Customers of our Enterprise Networks segment products include agencies of the U.S. federal government and both public and private K-12 institutions in the United States. These markets typically operate on limited budgets and depend on the U.S. federal government to provide supplemental funding. For example, the Federal Communications Commission through its E-rate program (also known as the Schools and Libraries Program of the Universal Service Fund), provides supplemental funding to school districts to fund upgrades to technical infrastructure, including Wi-Fi infrastructure. The most recently announced order under the E-rate program provides for a significant increase to the annual E-rate funding cap, to $3.9 billion with inflation adjustments annually, and increases funding availability from a two-year period to a five-year period. However, the E-rate program continues to be subject to uncertainty regarding eligibility criteria and specific timing of actual federal funding, as well as further federal program guidelines and funding appropriation. This uncertainty and potential further changes to the E-rate program may affect or delay purchasing decisions by our end customers in the education market and will continue to cause fluctuations in our overall revenue forecasts and financial results and create greater uncertainty regarding the level of customer orders in this market during the term of the E-rate program. Similarly, fluctuations in the annual budgeting process for U.S. federal government IT spending may result in deferral or cancellation of projects from which we are expected to derive revenue for our Enterprise Networks segment products.

If our service offerings or products, including material purchased from our suppliers have quality or performance issues, our business may suffer.

Our business depends on delivering products and services of consistently high quality. Many of our solutions are highly complex, and testing procedures used by us and our customers are limited to evaluating them under likely and foreseeable failure scenarios. Many of our products include both hardware and software components. It is not unusual for software, especially in earlier versions, to contain bugs that can unexpectedly interfere with expected operations. For various reasons, once deployed, our products may fail to perform as expected. Performance issues could result from faulty design, defective raw materials or components purchased from suppliers, problems in manufacturing or installation errors. We have experienced such performance issues in the past and remain exposed to such performance issues in the future. In some cases, recall of some or all affected products, product redesigns or additional capital expenditures may be required to correct a defect. In addition, depending on the number of products affected, the cost of fixing or replacing such products could have a material impact on our operating results. In some cases, we are dependent on a sole supplier for components used in our products. Defects in sole-sourced components subject us to additional risk of being able to quickly address any product issues or failures experienced by our customers as a result of the component defect, and could delay our ability to deliver new products until the defective components are corrected or a new supplier is identified and qualified. This could increase our costs in resolving the product issue, result in decreased sales of the impacted product or damage our reputation with customers, any of which could have the effect of negatively impacting our operating results.

Hardware or software defects could also permit unauthorized users to gain access to our customers’ networks and/or a consumer’s home network. In addition to potentially damaging our reputation with customers, such defects may also subject us to claims for damages under agreements with our customers and fines by regulatory authorities.

We generally offer warranties on most products, the terms and conditions of which depend upon the product subject to the warranty. In many cases, we also indemnify our customers against damages or losses that might arise from certain claims relating to our products and services. Future claims may have a material adverse effect on our business, financial condition, results of operations and cash flows. Any significant or systemic product or service failure could also result in lost future sales as well as reputational damage.

Although certain technical problems experienced by users may not be caused by our products, our business and reputation may be harmed if users perceive our products as the cause of a slow or unreliable network connection, or a high-profile network failure.

Our products have been deployed in many different locations and user environments and are capable of providing services and connectivity to many different types of devices operating a variety of applications. The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. For example, a user’s experience may suffer from an incorrect setting in a Wi-Fi device. Although certain technical problems experienced by users may not be caused by our products, users often may perceive the underlying cause to be a result of poor performance of the wireless network. This perception, even if incorrect, could harm our business and reputation. Similarly, a high-profile network failure may be caused by improper operation of the network or failure of a network component that we did not supply, but other service providers may perceive that our products were implicated, which, even if incorrect, could harm our business, financial condition, results of operations and cash flows.

Our ability to sell our products is highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services would have a material adverse effect on our sales and results of operations.

Once our products are deployed, our channel partners and end customers depend on our support organization to resolve any issues relating to our products. A high level of support is important for the successful marketing and sale of our products. In many cases, our channel partners provide support directly to our end-customers. We do not have complete control over the level or quality of support provided by our channel partners. These channel partners may also provide support for other third-party products, which may potentially distract resources from support for our products. If we and our channel partners do not effectively assist our end customers in deploying our products, succeed in helping our end customers quickly resolve post-deployment issues or provide effective ongoing support, it would adversely affect our ability to sell our products to existing end customers and could harm our reputation with potential end customers. In some cases, we guarantee a certain level of performance to our channel partners and end customers, which could prove to be resource-intensive and expensive for us to fulfill if unforeseen technical problems were to arise.

Many of our service provider and large enterprise end customers have more complex networks and require higher levels of support than our smaller end customers. If our support organization fails to meet the requirements of our service provider or large enterprise end customers, it may be more difficult to execute on our strategy to increase our sales to large end customers. In addition, given the extent of our international operations, our support organization faces challenges, including those associated with delivering support, training and documentation in languages other than English. As a result of these factors, our failure to maintain high-quality support and services would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as network security breaches, computer software or system errors or viruses or terrorism.

We and certain of our third-party manufacturers maintain facilities in many areas known for seismic activity. A significant natural disaster, such as an earthquake, a fire or a flood, occurring near any of our major facilities, or near the facilities of our third-party manufacturers, could have a material adverse impact on our business, operating results and financial condition. In addition, natural disasters, acts of terrorism or war could cause disruptions in our or our customers’ businesses, our suppliers’ or manufacturers’ operations or the economy as a whole. We also rely on management information systems to operate our business and to communicate among our workforce and with third parties. We use business management and communication software products provided by third parties and security flaws or outages in such products would adversely affect our operations. Any disruption to these systems, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in delays or cancellations of customer orders or impede our suppliers’ and/or our manufacturers’ ability to timely deliver our products and product components, or the deployment of our products, our business, operating results and financial condition would be adversely affected.

We depend on cloud computing infrastructure operated by third-parties and any disruption in these operations could adversely affect our business.

For certain of our service offerings, in particular our Wi-Fi-related cloud services, we rely on third parties to provide cloud computing infrastructure that offers storage capabilities, data processing and other services. We currently operate our cloud-dependent services using Amazon Web Service (“AWS”) or Google Compute Engine (“GCE”). We cannot easily switch our AWS or GCE operations to another cloud provider. Any disruption of or interference with our use of these cloud services would impact our operations and our business could be adversely impacted.

Problems faced by our third-party cloud services, with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our end customers. If AWS and GCE are unable to keep up with our needs for capacity, this could have an adverse effect on our business. Any changes in third-party cloud services, or any errors, defects, disruptions or other performance problems with our applications, could adversely affect our reputation and may damage our end customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services might adversely affect our reputation and operating results, cause us to issue refunds or service credits, subject us to potential liabilities or result in contract terminations.

Our dependence on commodities subjects us to cost volatility and potential availability constraints.

Our profitability may be materially affected by changes in the market price and availability of certain raw materials, most of which are linked to the commodity markets. The principal raw materials and components we purchase are made of metals such as copper, steel, aluminum or brass, plastics and other polymers and optical fiber. Fabricated copper, steel and aluminum are used in the production of coaxial and twisted pair cables, and polymers are used to insulate and protect cables. Prices for copper, steel, aluminum, fluoropolymers and certain other polymers derived from oil and natural gas have experienced significant volatility as a result of changes in the levels of global demand, supply disruptions and other factors. As a result, we have adjusted our prices for certain products and may have to adjust prices again in the future. Delays in implementing price increases or a failure to achieve market acceptance of price increases has in the past, and could in the future, have a material adverse impact on our results of operations. In an environment of falling commodities prices, we may be unable to sell higher-cost inventory before implementing price decreases, which could have a material adverse impact on our business, financial condition and results of operations.

We are dependent on a limited number of key suppliers for certain raw materials and components.

We are dependent on a limited number of key suppliers for certain of our raw material and component purchases, including certain polymers, copper rod, copper and aluminum tapes, fine aluminum wire, steel wire, optical fiber, circuit boards and other electronic components, subassemblies and modules, certain of whom are sole source suppliers. Furthermore, a number of our agreements with suppliers are short-term in nature.

Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks, including a potential inability to obtain an adequate supply of required materials, components and other products, and reduced control over pricing, quality and timely delivery of the same. Current supply of components in the memory and passives categories could impact our ability to deliver on a timely basis and overall product costs. Our key suppliers have experienced in the past, and could experience in the future, production, operational or financial difficulties, or there may be global shortages of certain raw materials or components we use. Our inability to find sufficient sources of supply on reasonable terms could impact our ability to manufacture products in a cost-effective manner, which could have a material adverse effect on our gross margin and results of operations. It could also affect our ability to ship products on a timely basis, which could damage relationships with current and prospective customers and potentially have a material adverse effect on our business.

We also source many of our components from international markets. Any changes in the laws and policies of the United States or other countries affecting trade is a risk to us. To the extent there are unfavorable changes imposed by the United States or other countries and/or retaliatory actions taken by trading partners, such as the addition of new tariffs or trade restrictions, we may experience material adverse impacts on earnings.

If our contract manufacturers encounter production, quality, financial or other difficulties we may experience difficulty in meeting customer demands.

We rely on unaffiliated contract manufacturers, both domestically and internationally, to produce certain products or key components of products. Our reliance on these contract manufacturers reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs and product supply and timing. Any manufacturing disruption by these contract manufacturers could severely impair our ability to fulfil orders. Our reliance on outsourced manufacturers also yields the potential for infringement or misappropriation of our intellectual property. If we are unable to manage our relationships with our contract manufacturers effectively, or if these our contract manufacturers suffer delays or disruptions for any reason, including labor disturbances or geopolitical instability, experience increased manufacturing lead-times, capacity constraints or quality control problems in their manufacturing operations, or fail to meet our future requirements for timely delivery, our ability to ship products to our customers may be impaired, and our business and operating results could be harmed.

These manufacturers typically fulfil our supply requirements on the basis of individual orders. In most cases, we do not have long-term contracts with our contract manufacturers that guarantee capacity, the continuation of particular pricing terms or the extension of credit limits. Accordingly, our contract manufacturers are not obligated to continue to fulfil our supply requirements, which could result in supply shortages, and the prices we are charged for manufacturing services could be increased on short notice. In addition, as a result of fluctuating global financial market conditions, natural disasters or other causes, it is possible that any of our manufacturers could experience interruptions in production, cease operations or alter our current arrangements. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will be required to identify one or more acceptable alternative manufacturers. Additionally, with the current U.S. trade tariff environment, we are transitioning manufacturing for certain impacted products to non-tariff countries. It is time-consuming and costly, and changes in our contract manufacturers or manufacturing locations may cause significant interruptions in supply if the manufacturers have difficulty manufacturing products to our specifications. As a result, our ability to meet our scheduled product deliveries to our customers could be adversely affected, which could cause the loss of sales to existing or potential customers, delayed revenue or an increase in our costs. Any production interruptions for any reason, such as a natural disaster, epidemic, capacity shortages or quality problems, at one of our manufacturers would negatively affect sales of our product lines that are, or require the component, manufactured by that manufacturer and adversely affect our business and results of operations.

Our business strategy has relied in the past, and may in the future rely, in part on acquisitions to create growth. We may not fully realize anticipated benefits from past or future acquisitions or investments in other companies.

For a discussion of risks specific to the Acquisition, see “—Risks Related to the Acquisition.” We have completed a number of other significant acquisitions and invested in other companies over recent years, and expect to make additional acquisitions and strategic investments in the future. For instance, in 2017 we acquired the Ruckus Wireless and ICX Switch business (“Ruckus Networks”), in 2016 we combined with Pace plc (“Pace”) and in 2015 we acquired the Broadband Network Solutions business (“BNS”) of TE Connectivity Ltd. We anticipate that a portion of any future growth of our business may be accomplished by acquiring existing businesses, products or technologies. However, we may not be able to identify suitable acquisition opportunities or obtain any necessary financing on acceptable terms. We may spend time and money investigating and negotiating with potential acquisition or investment targets but not complete the transaction.

Any future acquisition could involve other risks, including the assumption of additional liabilities and expenses, issuances of debt, incurrence of transaction and integration costs, diversion of management’s attention from other business concerns and unanticipated litigation. Furthermore, such acquisition may be dilutive to our financial results. There are also significant challenges to integrating an acquired operation into our business, including, but not limited to:

•	successfully managing the operations, manufacturing facilities and technology;

•	integrating the sales organizations;

•	maintaining and increasing the customer base;

•	retaining key employees, suppliers and distributors;

•	integrating management information systems, including ERP systems;

•	integrating inventory management and accounting activities;

•	integrating R&D activities;

•	navigating markets in which we potentially have limited or no prior experience;

•	integrating and implementing effective disclosure controls and procedures and internal controls over financial reporting;

•	addressing operating losses that may exist related to individual markets, facilities or product lines; and

•

the impact of goodwill or in-process R&D impairment charges, amortization costs for acquired intangible assets and acquisition accounting treatment, including the loss of deferred revenue and increases in the fair values of inventory and other acquired assets, on our GAAP financial condition and results of operations.

Although we expect to realize strategic, operational and financial benefits as a result of the Acquisition, as well as past and future acquisitions and investments, we cannot predict or guarantee whether and to what extent anticipated cost savings, synergies and growth prospects will be achieved. Furthermore, although we conduct what we believe to be a prudent level of investigation regarding the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. Until we actually assume operating control of such businesses and their assets and operations, we may not be able to ascertain the actual value or understand the potential liabilities of the acquired entities and their operations. As a result, we may become responsible for unanticipated liabilities and contingencies that we failed or were unable to discover in the course of performing due diligence in connection with past acquisitions or any future acquisitions. We have typically required sellers to indemnify us against certain undisclosed liabilities. However, we cannot assure you that indemnification rights we have obtained, or will in the future obtain, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

We may sell or discontinue one or more of our product lines as a result of our evaluation of our products and markets.

We periodically evaluate our various product lines and may consider the divestiture or discontinuance of one or more of those product lines. For example, in 2016 we sold our whole-home solutions business. Any such divestiture or discontinuance could adversely affect our financial position, results of operations and cash flows.

Divestitures of product lines have inherent risks, including:

•	the expense of selling the product line;

•	the possibility that any anticipated sale will not occur;

•	possible delays in closing any sale;

•	the risk of lower-than-expected proceeds from the sale of the divested business;

•	unexpected costs, including those associated with the separation of the business to be sold, from our management information and other operating systems;

•	distracting employees;

•	potential post-closing claims for indemnification; and

•	potential loss of customers.

Expected cost savings may also be difficult to achieve or maximize due to a fixed cost structure, and we may experience varying success in the timely reduction of fixed costs or transferring of liabilities previously associated with the divested or discontinued business.

Difficulties may be encountered in the realignment of manufacturing capacity and capabilities among our global manufacturing facilities that could adversely affect our ability to meet customer demand for our products.

We periodically realign manufacturing capacity among our global facilities in order to reduce costs by improving manufacturing efficiency and to strengthen our long-term competitive position. The implementation of these initiatives may include significant shifts of production capacity among facilities.

There are significant risks inherent in the implementation of these initiatives, including our failure to ensure the following:

•	adequate inventory on hand or production capacity to meet customer demand while capacity is being shifted among facilities;

•	maintaining product quality as a result of shifting capacity;

•	adequate raw material and other service providers to meet the needs at the new production locations;

•	ability to successfully remove, transport and re-install equipment; and

•	availability of adequate supervisory, production and support personnel to accommodate the shifted production.

In the event manufacturing realignment initiatives are not successfully implemented, we could experience lost future sales and increased operating costs, as well as customer relations problems, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may need to undertake additional restructuring actions in the future.

We have previously recognized restructuring charges in response to slowdowns in demand for our products and in conjunction with the implementation of initiatives to reduce costs and improve efficiency of our operations. Most recently, we have undertaken a number of initiatives to support the integration of BNS, Pace and Ruckus Networks, which included the closure of certain domestic and international manufacturing facilities and various other workforce reductions. As a result of the integration of the current Acquisition, changes in business conditions and other developments, we may need to initiate additional restructuring actions that could result in workforce reductions and restructuring charges, which could be material.

We may need to recognize additional impairment charges related to goodwill, identified intangible assets and fixed assets.

We have substantial balances of goodwill and identified intangible assets. As of September 30, 2018, on a pro forma basis after giving effect to the Transactions, goodwill and identified intangible assets would have represented approximately 68% of our total assets. We are required to test goodwill for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. We are also required to evaluate identified intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

In the past, due to revisions in financial performance outlooks or deterioration in certain markets, we have recognized significant impairment charges on our goodwill, identified intangible assets and fixed assets. In the future, we may again determine that one or more of our long-lived assets is impaired and additional impairment charges may be recognized that could have a material adverse effect on our financial condition and results of operations.

We may experience significant variability in our quarterly or annual effective income tax rate.

We have a large and complex international tax profile and a significant level of foreign tax credit carryforwards in the United States and other carryforwards in various jurisdictions. Variability in the mix and profitability of domestic and international activities, identification and resolution of various tax uncertainties and the inability to realize foreign tax credits and other carryforwards included in deferred tax assets, among other matters, have impacted our effective income tax rate in the past and may impact our effective income tax rate in the future. Tax law changes in the United States and certain other countries have also impacted our effective income tax rate in the past and may impact our effective tax rate in the future. A significant increase in our quarterly or annual effective income tax rate could have a material adverse impact on our results of operations.

We are commonly audited by various tax authorities, and some jurisdictions, both in the United States and abroad, have become more aggressive in their approach to audits and their enforcement of their applicable tax laws. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Significant judgment is required in determining our worldwide provision for income taxes. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our financial statements in the period or periods for which that determination is made and on our overall effective income tax rate.

The IRS may not agree ARRIS was a foreign corporation for U.S. federal income tax purposes.

Following the Pace combination, ARRIS was incorporated under the laws of England and Wales and a tax resident in the United Kingdom for U.K. tax purposes. The U.S. Internal Revenue Service (the “IRS”) may assert that ARRIS should have been treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes. For U.S. federal income tax purposes, a corporation generally is considered to be a tax resident in the jurisdiction of its organization or incorporation. Because ARRIS was incorporated under the laws of England and Wales, it generally would be classified as a non-U.S. corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), however, provides an exception to this general rule under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

Generally, for ARRIS to be treated as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, the former stockholders of ARRIS Group, Inc. immediately prior to the Pace combination must have owned (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of all of the outstanding shares of ARRIS immediately after the Pace combination (the “Ownership Test”). Based on the terms of the Pace combination, ARRIS management believes that the Ownership Test was satisfied. However, ownership for purposes of Section 7874 of the Code is subject to various adjustments under the Code and the U.S. Treasury Regulations promulgated thereunder, and there is limited guidance regarding the Section 7874 provisions, including regarding the application of the Ownership Test. There can be no assurance that the IRS will agree with the position that the Ownership Test was satisfied following the Pace combination and/or would not successfully challenge the status of ARRIS as a non-U.S. corporation for U.S. federal income tax purposes for periods prior to the Acquisition.

If ARRIS were to be treated as a U.S. corporation for U.S. federal income tax purposes in pre-Acquisition periods, we could be subject to substantial additional U.S. taxes. For U.K. tax purposes, ARRIS is expected, regardless of any application of Section 7874 of the Code, to be treated as a U.K. tax resident. Consequently, if ARRIS were treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, it could be liable for both U.S. and U.K. taxes in pre-Acquisition periods, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to attract and retain key employees.

Our business depends upon our continued ability to hire and retain key employees. Effective succession planning is important to our long-term success. We depend on our senior management team and other key employees for strategic success. Some of our key employees have retired, announced their decision to retire or are at or near retirement age. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Key employees include individuals in our sales force, operations management, engineers and skilled production workers at our operations around the world. Competition for skilled personnel and highly qualified managers in the industries in which we operate is intense. Our growth by acquisitions creates challenges in retaining employees as well. As the corporate culture evolves to incorporate new workforces, some employees may not find the new culture appealing. In addition, the pace of integration may cause retention issues with our workforce due to integration fatigue.

Furthermore, as our workforce ages, we are challenged to find and attract a younger population to replace them. Younger generations are motivated by progression and opportunity, which may be limited by our current employee population. In addition, many of our employees are highly experienced, skilled individuals who have extensive knowledge or relationships in our industry. As these employees leave the company we may not be able to easily replicate their experience, knowledge and relationships.

Difficulties in obtaining or retaining employees with the necessary management, technical and financial skills needed to achieve our business objectives may limit our growth potential and may have a material adverse effect on our business, financial condition and results of operations.

Labor unrest could have a material adverse effect on our business, results of operations and financial condition.

Although none of our U.S. employees are represented by unions, a significant portion of our international employees are members of unions or subject to workers’ councils or similar statutory arrangements. In addition, many of our direct and indirect customers and vendors have unionized workforces. Strikes, work stoppages or slowdowns experienced by us at our international locations or experienced by our customers or vendors could have a negative impact on us. Organizations responsible for manufacturing or shipping our products may also be impacted by labor disruptions. Any interruption in the delivery of our products could harm our reputation with our customers, reduce demand for our products, increase costs and have a material adverse effect on us.

We have obligations under our defined benefit employee benefit plans and may be required to make plan contributions in excess of current estimates.

At September 30, 2018, on a pro forma basis after giving effect to the Transactions, our net liability for defined benefit pension, deferred compensation and other postretirement benefits would have been $47.0 million. Significant declines in the valuation of the assets and/or increases in the liabilities related to these obligations as a result of changes in actuarial estimates, asset performance, interest rates or benefit changes, among other assumptions, could have a material adverse impact on our financial position and/or results of operations.

The amounts and timing of the contributions we expect to make to our defined benefit plans reflect a number of actuarial estimates and other assumptions. The actual amounts and timing of these contributions may differ materially from those presented herein. If we elect to terminate one or more of these plans and settle the obligation through the purchase of annuities or otherwise, we could incur a charge and/or be required to make additional contributions and such amounts could be material.

Our significant international operations expose us to economic, political and other risks.

We have significant international sales, manufacturing, distribution and R&D operations. Our major international manufacturing, distribution and/or R&D facilities are located in Australia, Belgium, Brazil, Canada, China, the Czech Republic, France, Germany, India, Ireland, Israel, Mexico, Singapore, Sweden and the United Kingdom. For the LTM Period, on a pro forma basis after giving effect to the Transactions, international sales would have represented approximately 42.2% of our consolidated net sales. In general, our international sales have lower gross margin percentages than our domestic sales. To the extent international sales represent a greater percentage of our net sales, our overall gross margin percentages may decline.

Our international sales, manufacturing, distribution and R&D operations are subject to the risks inherent in operating abroad, including, but not limited to:

•	coordinating communications among and managing international operations;

•	currency exchange rate fluctuations;

•	economic and political destabilization;

•	restrictive actions by foreign governments;

•	wage inflation;

•	nationalizations;

•	the laws and policies of the United States and other countries affecting trade, anti-bribery, foreign investment and loans;

•	foreign tax laws, including the ability to recover amounts paid as value-added and similar taxes;

•	potential restrictions on the repatriation of cash;

•	reduced protection of intellectual property;

•	longer customer payment cycles;

•	compliance with local laws and regulations;

•	armed conflict, regional violence and terrorism;

•	shipping interruptions;

•	major health concerns (such as infectious diseases);

•	inflexible labor contracts or labor laws in the event of business downturns;

•	labor unrest, including strikes, and difficulties in staffing; and

•	economic boycott for doing business in certain countries.

A significant portion of our products sold in the United States are manufactured outside the United States. We utilize lower-cost geographies for high labor content products while investing in largely automated plants in higher-cost regions close to customers. Most of our manufacturing employees are located in lower-cost geographies such as Mexico, China, India and the Czech Republic. To the extent there are changes in U.S. trade policies, such as significant increases in tariffs or duties for goods brought into the United States, our competitive position may be adversely impacted and the resulting effect on our earnings could be material.

We face risks relating to currency fluctuations and currency exchange.

On an ongoing basis we are exposed to various fluctuations in foreign currency rates because certain sales are denominated in foreign currencies. Additionally, certain intercompany transactions are denominated in foreign currencies and subject to revaluation. Fluctuations in foreign currency rates can impact our sales, results of operations, financial position and cash flows.

Our foreign currency risk exposure is mainly concentrated in the Chinese yuan, the euro, the Czech koruna, the Australian dollar, the Indian rupee, the Mexican peso, the British pound, the New Taiwan dollar, the Brazilian real, the South African rand and the Canadian dollar. We manage our foreign currency rate risks through regular operating and financing activities, and periodically use derivative financial instruments such as foreign exchange forward contracts. There can be no assurance that our risk management strategies will be effective or that the counterparties to our derivative contracts will be able to perform. In addition, foreign currency rates in many of the countries in which we operate have at times been extremely volatile and unpredictable. We may choose not to hedge or determine we are unable to effectively hedge the risks associated with this volatility. In such cases, we may experience declines in sales and adverse impacts on earnings and such changes could be material.

In addition, many of our international customers make purchases from us that are denominated in U.S. dollars. During periods where the U.S. dollar strengthens, it may impact these customers’ ability to purchase products, which could have a material impact on our sales in the affected countries. We also may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

Consequences of the United Kingdom’s delivering notice to leave the European Union could materially adversely affect our business.

In March 2017, the U.K. government delivered formal notice of its intention to withdraw from the European Union. As a result, it now has until March 29, 2019 to negotiate the terms of its exit, unless all the remaining member states of the European Union agree to an extension. Given the lack of precedent, it is unclear how the withdrawal of the United Kingdom from the European Union will affect the United Kingdom’s access to the EU Single Market and other important financial and trade relationships and how it will affect us. The withdrawal could, among other outcomes, disrupt the free movement of goods, services and people between the United Kingdom and the European Union, undermine bilateral cooperation in key policy areas and significantly disrupt trade between the United Kingdom and the European Union. Under current European Union rules, following the withdrawal, the United Kingdom will not be able to negotiate bilateral trade agreements with member states of the European Union. In addition, a withdrawal of the United Kingdom from the European Union could significantly affect the fiscal, monetary, legal and regulatory landscape within the United Kingdom and could have a material impact on its economy and the future growth of its various industries, including the industry in which we operate. Although it is not possible to fully predict the effects of the withdrawal of the United Kingdom from the European Union, the possible exit of the United Kingdom from the European Union or prolonged periods of uncertainty in relation to it could have a material adverse effect on our business and our results of operations.

Our international operations expose us to increased challenges in complying with anti-corruption laws and regulations of the U.S. government and various other international jurisdictions.

We are required to comply with the laws and regulations of the U.S. government and various other international jurisdictions, and our failure to comply with these rules and regulations may expose us to significant liabilities. These laws and regulations may apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, we are subject to U.S. and foreign anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts and other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable U.S. and international laws and regulations. However, our employees, subcontractors or channel partners could take actions that violate these requirements. In addition, some of the international jurisdictions in which we operate have elevated levels of corruption. As a result, we are exposed to an increased risk of violating anti-corruption laws. Violation of anti-corruption laws could adversely affect our reputation, business, financial condition, results of operations and cash flows, and such effects could be material.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Certain of our products, including purchased components of such products, are subject to export controls and may be exported only with the required export license or through an export license exception. In addition, we are required to comply with certain U.S. and foreign import and customs rules, sanctions and embargos. If we were to fail to comply with applicable export licensing, customs regulations, economic sanctions and other laws, we could be subject to substantial civil and criminal penalties, including fines, the incarceration of responsible employees and managers and the possible loss of export or import privileges. In addition, if our distributors fail to obtain appropriate import, export or re-export licenses or permits, we may also be adversely affected through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

Furthermore, export control laws and economic sanctions prohibit the shipment of certain products to embargoed or sanctioned countries, governments and persons. While we train our employees to comply with these regulations, we cannot assure you that a violation will not occur, whether knowingly or inadvertently. Any such shipment could have negative consequences, including government investigations, penalties, fines, civil and criminal sanctions and reputational harm.

Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations or change in the countries, governments, persons or technologies targeted by such regulations could result in our decreased ability to export, import or sell our products to existing or potential customers, particularly those with international operations. Any decreased use of our products or limitation on our ability to export, import or sell our products could adversely affect our business, financial condition, results of operations and cash flows, and such effects could be material.

Additional tariffs or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products.

During 2018, the U.S. administration announced tariffs on certain products imported into the United States, which has resulted in reciprocal tariffs from other countries, including countries where we operate. The United States has also renegotiated the North American Free Trade Agreement with Mexico and Canada. The renegotiated agreement remains subject to ratification by the U.S. Congress and by the governments of Mexico and Canada, and the prospects for and timing of approval are uncertain.

These developments have created uncertainty about the future relationship between the United States and certain of its trading partners and may reduce global trade and trade between the United States and other nations, including countries in which we currently operate. Changes in policy or continued uncertainty could depress economic activity and restrict our access to suppliers or customers. We have significant international manufacturing operations, particularly in China and Mexico, and we import products and components from our partner manufacturers in China. The tariffs implemented on our products (or on materials, parts or components we use to manufacture our products) by the United States will increase the cost of our products manufactured and imported into the United States. Tariffs and other trade restrictions announced by other countries on products manufactured in the United States could likewise increase the costs of those products when imported into other countries. If additional tariffs or trade restrictions are implemented on our products (or on materials, parts or components we use to manufacture our products) by the United States or other countries, the cost of our products manufactured in China, Mexico or other countries and imported into the United States or other countries could increase further. We expect to continue to pass along some of these costs to our customers, but the increased cost could adversely affect the demand for products. We are in the process of shifting the manufacturing locations for the impacted products, but this takes time and these locations may have higher manufacturing costs which could reduce our margins.

We may incur costs and may not be successful in protecting our intellectual property and in defending claims that we are infringing on the intellectual property of others.

We may encounter difficulties and significant costs in protecting our intellectual property rights or obtaining rights to additional intellectual property to permit us to continue or expand our business. Other companies, including some of our largest competitors, hold intellectual property rights in our industry and the intellectual property rights of others could inhibit our ability to introduce new products unless we secure necessary licenses on commercially reasonable terms.

In the past, we have initiated litigation in order to enforce patents issued or licensed to us or to determine the scope and/or validity of a third party’s patent or other proprietary rights, and we may initiate similar litigation in the future. We also have been and may in the future be subject to lawsuits by third parties seeking to enforce their own intellectual property rights, including against certain of the products or intellectual property that we have acquired through acquisitions. We are currently involved in several proceedings (and other proceedings have been threatened) in which our customers were sued for patent infringement. In these cases our customers have made claims against us and other suppliers for indemnification. Any such litigation, regardless of outcome, could be costly and could subject us to significant liabilities or require us to cease using proprietary third-party technology. In addition, the payment of any damages or any necessary licensing fees or indemnification costs associated with a patent infringement claim could be material and could also materially adversely affect our operating results. Such litigation can also be a significant distraction to management.

In certain markets, we may be required to address counterfeit versions of our products. We may incur significant costs in pursuing the originators of such counterfeit products and, if we are unsuccessful in eliminating them from the market, we may experience a reduction in the value of our products and/or a reduction in our net sales.

Compliance with current and future environmental laws and potential environmental liabilities may have a material adverse impact on our business, financial condition and results of operations.

We are subject to various federal, state, local and foreign environmental laws and regulations governing, among other things, discharges to air and water, management of regulated materials, handling and disposal of solid and hazardous waste and investigation and remediation of contaminated sites. In addition, we are subject to laws and regulations regarding the types of substances allowable in certain of our products and the handling of our products at the end of their useful life. Because of the nature of our business, we have incurred and will continue to incur costs relating to compliance with or liability under these environmental laws and regulations and these costs could be material. In addition, new laws and regulations, new or different interpretations of existing laws and regulations, expansion of existing legal requirements related to our products, the discovery of previously unknown contamination or the imposition of new remediation or discharge requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our financial condition.

Efforts to regulate emissions of greenhouse gases (“GHGs”), such as carbon dioxide, are underway in the United States and other countries which could increase the cost of raw materials, production processes and transportation of our products. If we are unable to comply with such regulations or sufficiently increase prices or otherwise reduce costs to offset the increased costs of compliance, GHG regulation could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Certain environmental laws impose strict and, in some circumstances, joint and several liability on current or former owners or operators of a contaminated property, as well as companies that generated, disposed of or arranged for the disposal of hazardous substances at a contaminated property, for the costs of investigation and remediation of the contaminated property. Our present and past facilities have been in operation for many years and over that time, in the course of those operations, hazardous substances and wastes have been used, generated and occasionally disposed of at such facilities, and we have disposed of waste products either directly or through third parties at numerous disposal sites. Consequently, it has been necessary to undertake investigation and remediation projects at certain sites and we have been, and may in the future be, held responsible for a portion of the investigation and clean-up costs at these sites and our share of those costs may be material.

Our business could be negatively impacted as a result of actions by activist stockholders or others.

Stockholder activism has been increasing in publicly traded companies in recent years and we are subject to the risks associated with such activism, particularly due to the recent decline in our stock price. Our business could be negatively affected as a result of stockholder activism, which could cause us to incur significant legal fees and other costs, hinder execution of our business strategy and impact the trading value of our securities, including the Notes. Additionally, stockholder activism could give rise to perceived uncertainties as to our future direction, adversely affect our relationships with key executives and business partners and make it more difficult to attract and retain qualified employees. Any of these impacts could materially and adversely affect our business and operating results.

As a result of the Transactions, Carlyle will own a substantial portion of our equity and its interests may not be aligned with yours.

As a result of the Transactions and the issuance and sale of the Preferred Equity to Carlyle, Carlyle will own approximately 16% of Holdings’ common stock on an as-converted basis. Pursuant to the Investment Agreement, on the Acquisition Closing Date, we will increase the size of our board of directors to 11, and Carlyle will have the right to designate up to two directors thereto. In addition, certain of our directors are senior advisors to The Carlyle Group. The existence of this significant stockholder, the Investment Agreement and Carlyle’s board appointment rights may have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management or limiting the ability of our other stockholders to approve transactions that they may deem to be in the best interests of our company.

In addition, Carlyle’s interests could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our indebtedness as it matures, the interests of Carlyle as an equityholder might conflict with your interests as a holder of the Notes. Carlyle may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to you as a holder of the Notes. Additionally, Carlyle is in the business of making investments in companies, and may from time to time acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours.

An investment fund advised by entities affiliated with Carlyle will act as an initial purchaser of the Notes in the offering, and will purchase Notes at a purchase price per Note equal to the issue price. Neither the Indentures nor the purchase agreement among the Escrow Issuer, Holdings and the representatives of the Initial Purchasers (to which CommScope and the Guarantors will become party on the Acquisition Closing Date) will restrict the ability of the funds and the affiliates of Carlyle to buy or sell the Notes in the future, and, as a result, these investment funds and affiliates of Carlyle may buy or sell Notes in open-market transactions at any time following the consummation of the offering.

Risks Related to the Acquisition

The Acquisition may not be completed on a timely basis, on anticipated terms, or at all, and there are uncertainties and risks to consummating the Acquisition.

The obligation of each party to consummate the Acquisition is subject to the satisfaction or waiver, to the extent permitted under applicable law, of a number of conditions, many of which are not within Holdings’ control. These conditions include approval of the Acquisition by the requisite votes of ARRIS’ stockholders, the receipt of all required consents, approvals or clearances required by certain specified U.S. and foreign governmental authorities under applicable antitrust laws, the absence of any order, judgment, injunction, law or other legal restraint that enjoins or otherwise prohibits the consummation of the Acquisition and the sanction of the Scheme by the High Court of Justice of England and Wales. Each party’s obligation to consummate the Acquisition is subject to certain additional closing conditions, including (i) the accuracy of the other party’s representations and warranties contained in the Acquisition Agreement (subject to certain materiality qualifiers) and (ii) the other party’s performance in all material respects of its obligations required to be performed by it under the Acquisition Agreement on or prior to the Acquisition Closing Date. Holdings’ obligation to consummate the Acquisition is also subject to (i) the absence of a material adverse effect on the business, operations or condition of ARRIS, (ii) the completion of the marketing period provided for in the Holdings debt commitment in connection with the Acquisition and (iii) early termination of the waiting period under the HSR Act with respect to the issuance and sale of the Preferred Equity to Carlyle. The failure to satisfy all of the required conditions could delay the completion of the Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the Acquisition, including as a result of litigation related to the Acquisition or other unexpected litigation, could cause us not to realize some or all of the benefits that we expect to achieve if the Acquisition is successfully completed within its expected timeframe.

Additionally, it is not certain that the conditions set forth in the Acquisition Agreement will be met or waived, that the necessary approvals will be obtained or that we will be able to successfully consummate the Acquisition as provided for under the Acquisition Agreement, or at all, and our receipt of the requisite regulatory approvals may be negatively affected by the ongoing U.S. government shutdown. Furthermore, subject to certain conditions, ARRIS may at any time terminate the Acquisition Agreement as a result of a superior proposal to purchase its business or certain other intervening events.

We face risks and uncertainties due to the announcement and pendency of the Acquisition, as well as the potential failure to consummate the Acquisition, including that:

•

Holdings does not currently control ARRIS, and will not control ARRIS until completion of the Acquisition, and until that time there can be no assurance that ARRIS will be operated in the same way it would under Holdings’ control;

•

the Acquisition could have an adverse impact on our relationships with employees, customers and suppliers, and prospective customers or other third parties may delay or decline entering into agreements with us as a result of the announcement of the Acquisition;

•	we may incur increased transaction costs, including legal, financial advisory, accounting and other costs relating to the Acquisition resulting from any delay in consummation of the Acquisition;

•	the attention of our management and employees may be diverted from day-to-day operations; and

•	we are unable to predict the outcome of the litigation related to the Acquisition.

The occurrence of any of these events, individually or in combination, could have a material adverse effect on our business, cash flows, results of operations and financial position.

In order to complete the Acquisition, we must make certain governmental filings and obtain certain governmental authorizations under applicable antitrust laws, and if such filings and authorizations are not made or granted or are granted with conditions, or if governmental authorities otherwise seek to impose conditions or to challenge the Acquisition, completion of the Acquisition may be jeopardized or the anticipated benefits of the Acquisition could be reduced.

Although each of Holdings and ARRIS has agreed in the Acquisition Agreement to use its reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required expiration or termination of the waiting period or approvals under the HSR Act and multiple foreign antitrust laws, there can be no assurance that the termination of the waiting period or receipt of approvals under the HSR Act and applicable foreign antitrust laws will occur. There can also be no assurance that governmental authorities will not seek to challenge the Acquisition or impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Acquisition or imposing additional material costs on or materially limiting the revenues of our business following the Acquisition, or otherwise adversely affecting our business after completion of the Acquisition. The occurrence of any of these events, individually or in combination, could have a material adverse effect on our business, cash flows, results of operations and financial position.

Integration of ARRIS into our business may be difficult, costly and time-consuming, and the anticipated benefits and cost savings of the Acquisition may not be realized.

Even if the Acquisition is completed, our ability to realize the anticipated benefits of the Acquisition will depend, to a large extent, on our ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process and we cannot assure you that we will be able to successfully integrate ARRIS into our business or, if the integration is successfully accomplished, that the integration will not be more costly or take longer than presently contemplated. If we cannot successfully integrate and manage ARRIS within a reasonable time following the Acquisition, we may not be able to realize the potential and anticipated benefits of the Acquisition, which could have a material adverse effect on our business, financial condition and operating results.

Our ability to realize the expected synergies and benefits of the Acquisition is subject to a number of risks and uncertainties, many of which are outside of our control. These risks and uncertainties could adversely impact our business, financial condition and operating results, and include, among other things:

•

our ability to complete the timely integration of operations and systems, organizations, standards, controls, procedures, policies and technologies, as well as the harmonization of differences in the business cultures of our company and ARRIS;

•	our ability to minimize the diversion of management attention from our and ARRIS’ ongoing business concerns during the process of integrating ARRIS;

•	our ability to retain the service of senior management and other key personnel of both our company and ARRIS;

•	our ability to preserve customer, supplier and other important relationships of our company and ARRIS and resolve potential conflicts that may arise;

•

the risk that certain of our or ARRIS’ customers and suppliers will opt to discontinue business with us or ARRIS or exercise their right to terminate their agreements as a result of the Acquisition pursuant to change of control provisions in their agreements or otherwise;

•	the risk that ARRIS may have liabilities that we failed to or were unable to discover in the course of performing due diligence;

•	the risk that integrating ARRIS into our business may be more difficult, costly or time-consuming than anticipated;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination; and

•	difficulties in managing the expanded operations of a significantly larger and more complex combined business.

We may encounter additional integration-related costs, fail to realize all of the benefits anticipated in the Acquisition or be subject to other factors that adversely affect preliminary estimates. In addition, even if the operations of ARRIS are integrated successfully, the full benefits of the Acquisition may not be realized, including the synergies, cost savings or sales or growth opportunities that we expect. The occurrence of any of these events, individually or in combination, could have a material adverse effect on our business, financial condition and operating results.

We may not achieve all of the expected benefits from the items reflected in the adjustments included in Pro Forma Adjusted EBITDA and other non-GAAP financial measures.

We have made adjustments to operating income to calculate Pro Forma Adjusted EBITDA and other non-GAAP financial measures. These adjustments reflect certain items related to our business strategy and the closing of the Transactions, and some of them may not comply with the SEC’s rules governing the use of non-GAAP financial measures.

In particular, our Pro Forma Adjusted EBITDA for the LTM Period reflects, among others, an adjustment for annual synergies and cost savings from the Acquisition of approximately $150 million that we currently expect to be fully achieved within three years of the Acquisition Closing Date. We expect to achieve approximately $60 million of these synergies and cost savings in the first year following the Acquisition Closing Date, $125 million by the second year and $150 million by the third year following the Acquisition Closing Date. We also expect to incur integration and restructuring costs of approximately $150 million to achieve these synergies, with $75 million of these costs incurred in each of the first two years following the Acquisition Closing Date. These synergies are expected to be driven by natural synergies primarily in procurement, logistics and SG&A. The anticipated cost savings reflected in our non-GAAP financial measures are based upon assumptions about our ability to implement integration measures in a timely fashion and within certain cost parameters. Our ability to achieve the planned cost synergies is dependent upon a significant number of factors, many of which are beyond our control, such as our ability to integrate businesses that we acquire (including ARRIS), operating difficulties, increased operating costs, delays in implementing initiatives and general economic, competitive or industry conditions. For example, we may be unable to eliminate duplicative costs in a timely fashion or at all. Additionally, achieving these benefits may require certain related one-time costs, charges and expenses, which may be material. We cannot assure you that we will be successful in generating growth, maintaining or increasing our cash flows or profitability or achieving cost savings and revenue enhancements in connection with the items reflected by these adjustments, and our inability to do so could have a material adverse effect on our business, cash flows, results of operations and financial position.

We cannot assure you that our actual interest expense will not be materially higher than pro forma cash interest expense as presented herein.

In calculating our cash interest expense for purposes of the pro forma consolidated financial information presented herein, we have made certain assumptions with respect to the interest rates that will apply to the Notes and the other indebtedness we expect to incur at the closing of the Transactions. These adjustments are described in “Unaudited Pro Forma Condensed Combined Financial Information.” We cannot assure you that our actual interest expense will not be materially higher than interest expense shown in the pro forma consolidated financial information presented herein.

The unaudited pro forma condensed combined financial information presented herein is not intended to reflect what our actual results of operations and financial condition would have been had the Transactions actually occurred at the times presented therein, and therefore these results may not be indicative of our future operating performance.

The unaudited pro forma condensed combined financial information presented herein is for illustrative purposes only and is not intended, and does not purport, to represent what our actual results or financial condition would have been if the Transactions had occurred on the relevant dates. In addition, the unaudited pro forma condensed combined financial information is based in part on certain assumptions regarding the Transactions that we believe are reasonable. These assumptions, however, are only preliminary and will be finalized after the Transactions are completed. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting with respect to the Acquisition, with us considered the acquirer of ARRIS. Under the acquisition method of accounting, the acquisition date fair value of the consideration transferred will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The purchase price allocation utilized in preparing the unaudited pro forma condensed combined financial information was based on estimates of the fair market value of the tangible and intangible assets and liabilities of ARRIS, as described further in the notes to our unaudited pro forma condensed combined financial information. In arriving at the estimated fair values, we have considered the preliminary appraisals of independent consultants, which were based on a preliminary and limited review of the assets and liabilities of ARRIS to be acquired by us in the Acquisition. We expect to complete the purchase price allocation after considering the fair market value of ARRIS’ assets and liabilities at the level of detail necessary to finalize the purchase price allocation. The final purchase price allocation will be based, in part, on third-party appraisals and may be different than that reflected in the pro forma purchase price allocation presented herein, and any such differences may be material. See “Unaudited Pro Forma Condensed Combined Financial Information.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to give effect to the Transactions as discussed further below. The unaudited pro forma condensed combined financial information was derived from the following items:

•	the audited consolidated financial statements of Holdings for the year ended December 31, 2017;

•	the unaudited condensed consolidated financial statements of Holdings as of September 30, 2018 and for the nine-month periods ended September 30, 2017 and 2018;

•	the audited consolidated financial statements of ARRIS for the year ended December 31, 2017; and

•	the unaudited consolidated financial statements of ARRIS as of September 30, 2018 and for the nine-month periods ended September 30, 2017 and 2018.

The unaudited pro forma condensed combined statement of operations data for the LTM Period have been calculated by subtracting the unaudited pro forma condensed combined statement of operations data for the nine-month period ended September 30, 2017 from the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2017 and then adding the unaudited pro forma condensed combined statement of operations data for the nine-month period ended September 30, 2018. The unaudited pro forma condensed combined statements of operations data have been adjusted to give effect to the Transactions as if each of these events occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Transactions as if they occurred on September 30, 2018.

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The Acquisition has been accounted for as a direct or indirect acquisition of ARRIS by Holdings. Under the acquisition method of accounting, the acquisition date fair value will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market value, with any excess of the consideration allocated to goodwill. The allocation of the fair value of consideration transferred reflected herein is based on estimates of the fair market value of the tangible and intangible assets and liabilities of ARRIS as described in the accompanying notes to the unaudited pro forma condensed combined financial information. As of January 28, 2019, the valuation studies necessary to determine the fair market value of the acquired assets and liabilities and the related allocation are preliminary. The final allocation will be based, in part, on third-party appraisals and may be different from that reflected in the allocation used herein and any differences may be material.

Our historical audited and unaudited financial statements described above have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on us. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information does not include the realization of any future cost savings or synergies or the incurrence of restructuring or integration charges that are expected to result from the Acquisition.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects our results of operations for any future period or our financial condition at any future date. The unaudited pro forma condensed combined financial information should be read in conjunction with our and ARRIS’ audited and unaudited financial statements and the accompanying notes.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Nine Months Ended September 30, 2018

(in thousands, except per share amounts)

	Historical CommScope	Historical ARRIS	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$3,510,778	$4,955,498	$—		$8,466,276
Operating costs and expenses:
Cost of sales	2,204,194	3,515,871	(4,168)	A	5,718,959
			3,062	B
Selling, general and administrative	544,318	497,264	(4,236)	A	1,052,303
			14,957	B
Research and development	142,436	493,106	(3,387)	A	632,155
Amortization of purchased intangible assets	199,453	293,499	(293,499)	C	524,795
			325,342	D
Restructuring costs, net	19,738	41,545	—		61,283
Asset impairments	—	3,400	—		3,400

Total operating costs and expenses	3,110,139	4,844,685	38,071		7,992,895

Operating income	400,639	110,813	(38,071)		473,381
Other expense	(4,490)	(22,696)	—		(27,186)
Interest expense	(186,655)	(70,141)	(359,973)	E	(528,027)
	—	—	88,742	F
Interest income	5,373	5,088	(7,253)	G	3,208

Income (loss) before income taxes	214,867	23,064	(316,555)		(78,624)
Income tax benefit (expense)	(51,367)	22,107	93,384	H	64,124

Net income (loss)	$163,500	$45,171	$(223,171)		$(14,500)
Net loss attributable to non-controlling interests	—	5,658	—		5,658

Net income (loss) attributable to CommScope Holding Company, Inc.	$163,500	$50,829	$(223,171)		$(8,842)

Series A convertible preferred stock dividends	—	—	(41,250)	I	(41,250)
Deemed dividend on series A convertible preferred stock	—	—	—	J	—

Net income (loss) attributable to CommScope Holding Company, Inc. common shareholders	$163,500	$50,829	$(264,421)		$(50,092)

Earnings per common share
Basic	$0.85				$(0.26)
Diluted	$0.84				$(0.26)

Weighted average common shares outstanding:
Basic	191,920		1,309	K	193,229
Diluted	195,370		957	L	196,327

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Year Ended December 31, 2017

(in thousands, except per share amounts)

	Historical CommScope	Historical ARRIS	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$4,560,582	$6,614,392	$—		$11,174,974
Operating costs and expenses:
Cost of sales	2,792,779	4,948,153	(5,843)	A	7,747,339
			12,250	B
Selling, general and administrative	795,381	475,369	(5,938)	A	1,324,639
			59,827	B
Research and development	185,612	539,094	(4,749)	A	719,957
Amortization of purchased intangible assets	270,989	375,407	(375,407)	C	718,778
			447,789	D
Restructuring costs, net	43,782	98,357	—		142,139
Asset impairments	—	55,000	—		55,000

Total operating costs and expenses	4,088,543	6,491,380	127,929		10,707,852

Operating income	472,039	123,012	(127,929)		467,122
Other expense	(9,469)	(22,696)	—		(32,165)
Interest expense	(257,059)	(87,088)	(482,343)	E	(714,600)
			111,889	F
Interest income	4,221	7,975	(8,326)	G	3,870

Income (loss) before income taxes	209,732	21,203	(506,709)		(275,773)
Income tax benefit (expense)	(15,968)	44,921	149,479	H	178,432

Net income (loss)	$193,764	$66,124	$(357,230)		$(97,341)
Net loss attributable to non-controlling interests	—	25,903	—		25,903

Net income (loss) attributable to CommScope Holding Company, Inc.	$193,764	$92,027	$(357,230)		$(71,438)

Series A convertible preferred stock dividends	—	—	(55,000)	I	(55,000)
Deemed dividend on series A convertible preferred stock	—	—	(5,000)	J	(5,000)

Net income (loss) attributable to CommScope Holding Company, Inc. common shareholders	$193,764	$92,027	$(417,230)		$(131,438)

Earnings per common share
Basic	$1.01				$(0.68)
Diluted	$0.98				$(0.68)

Weighted average common shares outstanding:
Basic	192,430		—		192,430
Diluted	196,811		974	L	197,785

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the 12 Months Ended September 30, 2018

(in thousands, except per share amounts)

	Historical CommScope	Historical ARRIS	Pro Forma Adjustments		Pro Forma Condensed Combined
Net sales	$4,631,210	$6,694,091	$—		$11,325,301
Operating costs and expenses:
Cost of sales	2,911,000	4,759,994	(5,914)	A	7,671,205
			6,125	B
Selling, general and administrative	735,291	639,667	(6,010)	A	1,398,861
			29,913	B
Research and development	187,479	634,547	(4,806)	A	817,220
Amortization of purchased intangible assets	267,552	394,086	(394,086)	C	701,341
			433,789	D
Restructuring costs, net	38,999	109,281	—		148,280
Asset impairments	—	58,400	—		58,400

Total operating costs and expenses	4,140,321	6,595,975	59,011		10,795,307

Operating income	490,889	98,116	(59,011)		529,994
Other expense	(4,711)	(22,696)	—		(27,407)
Interest expense	(250,945)	(93,991)	(480,558)	E	(706,702)
			118,792	F
Interest income	5,810	7,065	(9,335)	G	3,540

Income (loss) before income taxes	241,043	(11,506)	(430,112)		(200,575)
Income tax benefit (expense)	(23,962)	54,416	126,883	H	157,337

Net income (loss)	$217,081	$42,910	$(303,229)		$(43,238)
Net loss attributable to non-controlling interests	—	26,261	—		26,261

Net income (loss) attributable to CommScope Holding Company, Inc.	$217,081	$69,171	$(303,229)		$(16,977)

Series A convertible preferred stock dividends	—	—	(55,000)	I	(55,000)
Deemed dividend on series A convertible preferred stock	—	—	—	J	—

Net income (loss) attributable to CommScope Holding Company, Inc. common shareholders	$217,081	$69,171	$(358,229)		$(71,977)

Earnings per common share
Basic	$1.13				$(0.37)
Diluted	$1.11				$(0.37)

Weighted average common shares outstanding:
Basic	191,920		1,309	K	193,229
Diluted	195,370		957	L	196,327

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2018

(in thousands, except share amounts)

	Historical CommScope	Historical ARRIS	Pro Forma Adjustments		Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$352,397	$520,397	$(849,700)	M	$23,094
			—	N
Accounts receivable, less allowance for doubtful accounts	901,096	1,352,763	—		2,253,859
Inventories, net	490,767	717,271	156,000	O	1,364,038
Prepaid expenses and other current assets	123,277	252,953	—		376,230

Total current assets	1,867,537	2,843,384	(693,700)		4,017,221
Property, plant and equipment, net	445,746	289,820	69,180	P	804,746
Goodwill	2,858,640	2,261,002	(2,261,002)	Q	5,521,966
			2,663,326	R
Other intangible assets, net	1,420,677	1,488,580	(1,488,580)	Q	5,751,277
			4,330,600	S
Other noncurrent assets	125,696	303,819	—		429,515

Total assets	$6,718,296	$7,186,605	$2,619,824		$16,524,725

Liabilities and Stockholders’ Equity
Accounts payable	$441,409	$1,100,901	$—		1,542,310
Other accrued liabilities	323,211	663,908	(60,000)	T	927,119
Current portion of long-term debt	—	83,785	(83,785)	U	38,690
			38,690	V

Total current liabilities	764,620	1,848,594	(105,095)		2,508,119
Long-term debt	3,983,790	2,053,373	(1,992,112)	U	10,168,229
			6,600,878	V
			(477,700)	W
			—	N
Deferred income taxes	97,849	60,410	690,189	X	830,784
			(17,664)	Y
Pension and other postretirement benefit liabilities	20,315	32,371	—		52,686
Other noncurrent liabilities	96,652	238,347	—		334,999

Total liabilities	4,963,226	4,233,095	4,698,496		13,894,817
Commitments and contingencies
Preferred convertible stock	—	—	1,000,000	Z	1,000,000
Stockholders’ equity:
Preferred stock, $0.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: 1,000,000 (pro forma)	—	—	—		—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 192,222,782	1,990	2,621	(2,621)	AA	1,990
Additional paid-in capital	2,372,764	3,439,476	(3,439,476)	AA	2,372,764
Retained earnings (accumulated deficit)	(226,494)	(494,706)	494,706	AA	(366,430)
			(139,936)	BB
Accumulated other comprehensive loss	(171,982)	(8,655)	8,655	AA	(171,982)
Treasury stock	(221,208)	—	—		(221,208)

Total CommScope Holding Company, Inc. stockholders’ equity	1,755,070	2,938,736	(3,078,672)		1,615,134
Stockholders’ equity attributable to noncontrolling interest	—	14,774	—		14,774

Total stockholders’ equity	1,755,070	2,953,510	(3,078,672)		1,629,908

Total liabilities and stockholders’ equity	$6,718,296	$7,186,605	$2,619,824		$16,524,725

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, unless otherwise noted)

Note 1: Business Combination

We will account for the Acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed, which are expected to change upon finalization of appraisals and other valuation studies. The final estimate will be based on the acquisition date fair value of the consideration transferred (the “purchase price”) and the assets and liabilities that exist as of the Acquisition Closing Date. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements presented herein reflect the fair value of consideration transferred of $7.4 billion (net of cash acquired), including repayment of debt. See Note 2 for further discussion of the purchase price.

The unaudited pro forma condensed combined statements of operations also include certain accounting adjustments related to the Acquisition that are expected to have a continuing impact on the combined results, such as changes in depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the Acquisition, decreased interest income related to the expected use of cash and cash equivalents to complete the Acquisition, amortization of debt issuance costs and accretion of OID incurred in connection with the additional debt and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the Acquisition because they are considered to be of a non-recurring nature. These include the increased cost of goods sold that is expected to result from the write-up of the acquired inventory to its estimated fair value and transaction and integration costs expected to be incurred related to the Acquisition.

We expect to realize synergies following the Acquisition that are not reflected in the pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. We expect to incur integration and restructuring costs in conjunction with the integration of ARRIS. No adjustment for such costs has been reflected in the pro forma adjustments. Integration and restructuring costs recognized after the Acquisition could be material to our financial position and results of operations.

Note 2: Purchase Price and Financing

For purposes of preparing the unaudited pro forma condensed combined financial statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the Acquisition and could vary significantly from the pro forma amounts due to various factors, including, but not limited to, changes in the composition of ARRIS’ assets and liabilities, revisions to the estimated fair value of identified intangible assets acquired and changes in interest rates. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by us and ARRIS. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the unaudited pro forma condensed combined financial statements and may result in increased depreciation and/or amortization expense, which could be material.

We expect to pay $31.75 per share for approximately 181.36 million shares of ARRIS, which includes all outstanding shares and warrants and a portion of equity awards for ARRIS directors and employees that are expected to be vested at the close of the transaction and settled in cash, for an approximate purchase price of $5.76 billion. We also expect to repay ARRIS’ outstanding debt of approximately $2.1 billion at the close of the Acquisition.

To finance the Transactions, we expect to incur up to $7,000.0 million of indebtedness, composed of $3,869.0 million of borrowings under our New Term Loan Facility and $3,000.0 million of the Notes. Holdings will also issue $1,000.0 million in shares of the Preferred Equity to Carlyle. We may be required to begin incurring interest on the new debt prior to the Acquisition Closing Date, even though the Acquisition may not have closed. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under our New Term Loan Facility and the Notes are assumed to have a weighted average interest rate of 6.53%. To the extent such borrowings are funded, or the Notes are issued, prior to closing the Acquisition, or the actual interest rates are higher than estimated, additional interest expense will be incurred, and such expense could be material. See Note 3(E) below.

The table below summarizes the expected sources and uses of funds related to the Acquisition:

Sources of Funds		Uses of Funds(2)
New Revolving Credit Facility	$—	Purchase outstanding ARRIS equity	$5,518,897
New Term Loan Facility	3,869,000	Settlement of equity awards in cash(1)	239,296
Unsecured Notes	1,000,000	Settlement of equity awards in RSUs(1)	96,102
2024 Secured Notes	1,000,000	Repay ARRIS debt	2,095,775
2026 Secured Notes	1,000,000	Repay Existing Term Loan Facility(3)	486,300
Preferred Equity	1,000,000	Estimated fees and expenses(4)	378,433
Value of RSUs issued(1)	96,102
Cash on hand	849,701

Total Sources	$8,814,803	Total Uses	$8,814,803

(1)

Represents the settlement of outstanding RSUs of ARRIS for ARRIS directors and employees. We expect to settle approximately $239.3 million in cash and issue approximately $96.1 million of unvested time-based vesting RSUs of Holdings at closing with a weighted average vesting of approximately 1.5 years.

(2)

The use of funds does not include any restructuring costs that may be incurred to achieve our target of $150 million of annual synergies and cost savings by the end of the third year following the Acquisition Closing Date. We currently expect to incur $150 million of costs in order to achieve these synergies and cost savings, with $75 million of these costs incurred in each of the first two years following the Acquisition Closing Date.

(3)	We intend to use a portion of the net proceeds from our New Term Loan Facility to repay in full our Existing Term Loan Facility.
(4)

Consists of our estimate of fees and expenses associated with the Transactions, including debt issuance costs, OID on our New Term Loan Facility and other transaction costs for advisory and professional fees. We expect to capitalize approximately $234.4 million of these fees and expenses, with the remaining $144.0 million expensed when incurred. An increase in actual fees and expenses will result in a corresponding increase in cash required to fund the Transactions. All fees, expenses and other costs are estimates and actual amounts may differ from those set forth herein.

Purchase Price Allocation

The estimated allocation of purchase price as of September 30, 2018 consists of the following:

Book value of ARRIS net assets	$2,953,510
Less: Value of non-controlling interest	(14,774)
Less: Write-off of existing goodwill and intangibles, net of deferred taxes	(3,424,299)

Adjusted book value of net assets acquired	(485,563)
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	156,000
Increase property, plant and equipment to estimated fair value	69,180
Increase intangible assets at estimated fair value	4,330,600
Increase debt to estimated fair (redemption) value	(19,878)
Decrease deferred revenue to estimated fair value	60,000
Increase net deferred tax liabilities	(1,015,472)
Goodwill	2,663,325

Total purchase price	$5,758,193

Note 3: Pro Forma Adjustments

A.

Reflects the estimated incremental change to depreciation as a result of increasing the value of ARRIS’ property, plant and equipment to estimated fair value (Note 3(P)) and estimated useful lives. The adjustment assumes an estimated ten-year life for building and leasehold improvements and a four-year weighted average life for machinery and equipment. The allocation among income statement line items is based on an estimate of asset utilization.

B.	Reflects the estimated incremental equity-based compensation expense for replacement awards expected to be granted to ARRIS employees as of the Acquisition Closing Date.

C.	Reflects the reversal of the amortization of identifiable intangible assets previously recorded by ARRIS that are eliminated in Note 3(Q) below.

D.	Reflects the amortization expense of identifiable intangible assets, based on the preliminary valuation and estimated useful lives per Note 3(S).

E.

Reflects estimated interest expense (including amortization of debt issuance costs and OID) associated with the debt expected to be incurred to fund the Acquisition using an estimated weighted average interest rate of 6.53% for our New Term Loan Facility and the Notes. The effect of a 25 basis point increase in the estimated interest rate would result in an estimated increase of $17.1 million annually ($4.3 million quarterly) in pre-tax interest expense. OID on our New Term Loan Facility is assumed to be 250 basis points for purposes of these pro forma adjustments. For each 25 basis point increase of OID, we would receive $9.7 million less in proceeds, and annual non-cash interest cost would increase by $1.4 million.

F.

Reflects the reversal of interest expense related to the ARRIS debt that is repaid at closing, as discussed in Note 3(U), and the reversal of interest on the balance of our Existing Term Loan Facility repaid at closing, as discussed in Note 3(W).

G.	Reflects the reversal of interest income recognized by us and ARRIS related to the cash assumed to be used to fund the Acquisition per Note 3(M).

H.

Represents the income tax impact of the pro forma adjustments, with consideration of the company-specific blended worldwide tax rates for Holdings and ARRIS. As a result, the combined tax rate used to tax effect the pro forma adjustments was 29.5% for both periods. These tax rates do not represent the combined company’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company following the consummation of the Acquisition.

I.	Reflects the Preferred Equity dividends accrued at a rate of 5.50% annually and paid quarterly.

J.

Reflects the deemed dividends from the initial discount on the issuance of the Preferred Equity. The deemed dividends were assumed to have occurred on January 1, 2017, the date on which the Acquisition was assumed to occur for these unaudited pro forma condensed combined statements of operations.

K.

Represents the increase in basic shares outstanding for the issuance of shares in connection with the expected vesting of replacement RSUs granted to ARRIS employees as of the Acquisition Closing Date.

L.

Represents the dilutive effect of the replacement RSUs issued to ARRIS employees as of the Acquisition Closing Date. The shares presented do not include approximately 36.4 million shares of common stock calculated based on the if-converted method related to the Preferred Equity (Note 3(Z)) because they would have been antidilutive.

M.

Reflects the use of cash and cash equivalents of the combined entity to fund a portion of the Transactions. The amount of cash available to fund the Acquisition at the Acquisition Closing Date will depend on the operating results, working capital needs and capital expenditures prior to such time, among other factors. We will be able to borrow on our New Revolving Credit Facility should available cash on hand be insufficient to fund the Acquisition. The effect of borrowing an additional $50 million under our New Revolving Credit Facility would result in an additional $2.1 million of annual cash interest expense.

N.

We expect to require an estimated minimum operating cash balance of $350 million. We expect to generate additional cash between September 30, 2018 and the Acquisition Closing Date that will be used to fund the Transactions and to reach our estimated minimum operating cash balance. To the extent we do not have sufficient cash on hand in the required legal jurisdictions for our minimum operating cash balance, we would expect to borrow under our New Revolving Credit Facility. The actual required minimum cash balance could vary materially from the estimated amount as described in the unaudited pro forma condensed combined financial statements.

O.

Reflects an adjustment to record ARRIS’ inventory at estimated fair value. For purposes of the unaudited pro forma condensed combined balance sheet, at September 30, 2018, we estimated the fair value of the ARRIS inventory based on ARRIS’ gross margin percentages and costs associated with selling activities. The actual adjustment recorded to reflect the estimated fair value of the ARRIS inventory as of the Acquisition Closing Date may differ materially from the pro forma adjustment.

P.

Reflects the adjustment of ARRIS’ property, plant and equipment to its estimated fair value at September 30, 2018. Our adjustment is based on historical experience with similar acquisitions. The final adjustment of ARRIS’ property, plant and equipment as of the Acquisition Closing Date will be developed based on a more detailed analysis and the assistance of independent third-party appraisers.

Q.	Reflects the adjustment to eliminate the identified intangible assets (net of accumulated amortization) and goodwill from ARRIS’ balance sheet as of September 30, 2018.

R.	Reflects the recognition of goodwill for the excess of purchase price over the estimated fair value of the identifiable net assets to be acquired. See Note 2.

S.

Reflects the estimated fair value of intangible assets at September 30, 2018. The estimated fair value is based on estimates and assumptions, including variations of the income approach and the market approach. The identifiable intangible assets and their related useful lives are estimated as follows:

	Estimated Value	Estimated Useful Life
	(in millions)	(in years)
Identifiable Intangible Assets
Customer Contracts and Relationships	$2,055	10
Patents and Technology	1,787	9
Trademarks and Tradenames	446	15
Backlog	14	1
In-Process Research and Development	29	n/a

The identifiable intangible assets determined as of the Acquisition Closing Date, their values and their useful lives are expected to differ from these pro forma estimates and such differences may be material.

T.

Reflects the adjustment to record ARRIS’ deferred revenue at estimated fair value. For purposes of the unaudited pro forma condensed combined balance sheet at September 30, 2018, we estimated the fair value based on ARRIS’ gross margin percentages and estimated costs to fulfil the required obligations associated with the deferred revenue. The actual adjustment recorded to reflect the estimated fair value of the ARRIS deferred revenue as of the Acquisition Closing Date may differ materially from the pro forma adjustment.

U.	Reflects the settlement of ARRIS’ current and long-term debt under its senior secured credit facilities at the closing of the Acquisition. See Note 2.

V.

Reflects the current and long-term portion of debt expected to be incurred to finance the Acquisition. The debt reflected in the pro forma adjustments consists of $3,869.0 million aggregate principal amount under our New Term Loan Facility and $3,000.0 million aggregate principal amount of Notes. The current portion of debt represents the anticipated 1.00% required annual repayment of our New Term Loan Facility.

W.	Reflects the settlement of our Existing Term Loan Facility, net of the unamortized debt issuance costs and OID assumed to be expensed upon settlement.

X.	Reflects the deferred tax impacts of the pro forma adjustments related to the acquired assets and liabilities.

Y.

Reflects the estimated tax benefit of the acquisition-related costs and the unamortized debt issuance costs and OID associated with the repayment of our Existing Term Loan Facility, charged to expense at the close of the Transactions.

Z.

Reflects $1,000.0 million aggregate principal amount of the Preferred Equity expected to be issued to Carlyle. The Preferred Equity is expected to pay dividends at an annual rate of 5.50% and be convertible at the option of the holders at any time into shares of Holdings’ common stock at a price of $27.50 per share. At any time after the third anniversary of the issuance of the Preferred Equity, if the volume-weighted average price of Holdings’ common stock exceeds $49.50, we have the option to convert the Preferred Equity into Holdings’ common stock. During the three months following the eight and one-half year anniversary of the Acquisition Closing Date and the three months following each anniversary thereafter, holders will have the right to require us to repurchase all or any portion of the Preferred Equity at 100.0% of the liquidation preference, plus all accrued and unpaid dividends.

AA.	Reflects the elimination of the separate components of ARRIS’ equity.

BB.

Reflects estimated acquisition-related costs of $149.0 million, including fees associated with the bridge loan component of our committed financing and other expenses, and unamortized debt issuance costs and OID of $8.6 million related to our Existing Term Loan Facility that we expect will be expensed upon settlement, net of the estimated tax benefits. This pro forma adjustment reflects the expectation that the bridge loan component of such financing will not be utilized.